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                                                                    Exhibit 23.2


                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the registration statement (Form S-3 No. 333-85654) and related prospectus of Calpine Corporation for the registration of US$1,200,000,000 4% Convertible Senior Notes Due December 26, 2006 and shares of common stock issuable upon conversion of the Senior Notes and to the incorporation by reference therein of our report dated February 16, 2001 with respect to the consolidated financial statements of Encal Energy Ltd. included as an appendix to Calpine Corporation's Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP                                      Chartered Accountants


Calgary, Alberta

June 19, 2002